UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2003

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

Kindred Healthcare, Inc. (“Company”) has announced that it has successfully completed certain amendments to its revolving credit agreement and its senior secured notes agreement. These amendments were necessary primarily to facilitate the Company’s previously announced Florida and Texas nursing center divestiture plans.

Among other things, the amendments allow the Company to proceed with its purchase of the 15 Florida nursing centers and one Texas nursing center currently leased from Ventas, Inc. (“Ventas”). The amendments also provide that the purchase of the facilities from Ventas will not impact the Company’s existing allowances for acquisitions and investments in healthcare facilities. In addition, the amendments to the Ventas master leases in connection with the Ventas transaction were approved by the lenders. The Company also received lender approval to proceed with its previously announced divestiture plans that includes 18 Florida nursing centers (including 15 facilities to be acquired from Ventas) and two Texas nursing centers (including one facility to be acquired from Ventas).

The amendments further provide for a $60 million repayment of the senior secured notes from the sales proceeds of these nursing centers. If the sales of the Florida and Texas nursing centers are not consummated by December 31, 2003, the Company has agreed to repay the $60 million from its existing cash balances.

The lenders also approved modifications to certain financial covenants. In addition, commitment fees payable under the revolving credit facility were increased to 0.75% from 0.50%. Terms related to interest rates on borrowed amounts, repayment terms and maturities were unchanged.

Outstanding borrowings under the senior secured notes agreement aggregated $160.5 million at March 31, 2003. There were no outstanding borrowings under the revolving credit facility at March 31, 2003.

This Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas; (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs and the new prospective payment system for long-term acute care hospitals; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, particularly labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to integrate operations of acquired facilities; (l) the increase in the costs of defending and insuring against professional liability claims and the Company’s ability to predict the estimated costs related to such claims; and (m) the Company’s ability to successfully reduce (by divestiture or otherwise) its exposure to professional liability claims in the state of Florida and other states. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit 99.1 – Amendment No. 5 and Waiver, dated as of June 3, 2003, under the $120,000,000 Credit Agreement dated as of April 20, 2001, among Kindred Healthcare Operating, Inc., Kindred Healthcare, Inc., the Lenders, the Swingline Bank and the LC Issuing Banks party thereto, JPMorgan Chase Bank (formerly The Chase Manhattan Bank, successor-by-merger to Morgan Guaranty Trust

Company of New York), as Administrative and Collateral Agent, and General Electric Capital Corporation, as Documentation Agent and Collateral Monitoring Agent.

Exhibit 99.2 – Amendment No. 5 and Waiver, dated as of June 3, 2003, under the $300,000,000 Credit Agreement dated as of April 20, 2001 among Kindred Healthcare Operating, Inc., Kindred Healthcare, Inc., the Lenders party thereto and JPMorgan Chase Bank (formerly The Chase Manhattan Bank, successor-by-merger to Morgan Guaranty Trust Company of New York), as Administrative Agent and Collateral Agent.

Exhibit 99.3 – Press Release dated June 16, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KINDRED HEALTHCARE, INC.

Date: June 16, 2003	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter Senior Vice President, Chief Financial Officer and Treasurer

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